EXHIBIT 10.8.32

Execution Version

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of February 14, 2008, is entered into by and among U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the benefit of the Secured Parties (as such term is defined in the Financing Agreement, as defined below) (“Agent”), and WESTAFF (USA), INC., a California corporation (“Borrower”), WESTAFF, INC., a Delaware corporation and the sole shareholder of Borrower (“Parent Guarantor”), WESTAFF SUPPORT, INC., a California corporation and a wholly owned subsidiary of Borrower (“Westaff Support”), and MEDIAWORLD INTERNATIONAL, a California corporation and a wholly owned subsidiary of Borrower (“MediaWorld”; and together with Borrower, Parent Guarantor and Westaff Support, each is individually from time to time is referred to herein as a “Grantor” and collectively as “Grantors”), with reference to the following facts:

RECITALS

A.            Borrower, Parent Guarantor, the Lenders party thereto (collectively, the “Lenders”) and Agent are entering into a Financing Agreement of even date herewith (the “Financing Agreement”), pursuant to which Agent and the Lenders propose to provide certain credit facilities to Borrower.

B.            Concurrently therewith and herewith, (i) Parent Guarantor is entering into a Continuing Guaranty dated as of even date herewith in favor of Agent for the benefit of the Secured Parties (the “Parent Guaranty”), pursuant to which Parent Guarantor agrees to guaranty the payment and performance of Borrower’s obligations under the Financing Agreement and the other Loan Documents; and (ii) Westaff Support and MediaWorld are entering into a Continuing Guaranty dated as of even date herewith in favor of Agent for the benefit of the Secured Parties (the “Subsidiary Guaranty”), pursuant to which Westaff Support and MediaWorld agree to guaranty the payment and performance of Borrower’s obligations under the Financing Agreement and the other Loan Documents.

C.            Borrower is a member of an affiliated group of companies that includes each other Grantor.

D.            The proceeds of the extensions of credit under the Financing Agreement will be used in part to enable Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses.

E.             Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Financing Agreement.

F.             It is a condition to the effectiveness of the Financing Agreement that each Grantor enter into this Agreement with Agent and hereby grant Agent a security interest in the Collateral described below to secure the payment and performance of such Grantor’s obligations to Agent and the Lenders under the Financing Agreement and the other related Loan Documents entered into in connection with (and as defined in) the Financing Agreement.

G.            To induce Agent and the Lenders to enter into the Financing Agreement and the other Loan Documents with Borrower and provide Borrower the credit facilities contemplated thereunder, each Grantor is willing to enter into this Agreement with Agent and grant Agent a security interest in the Collateral.

NOW, THEREFORE, the parties hereby agree as follows:

1.             DEFINITIONS.

1.1           Financing Agreement.  Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Financing Agreement.

1.2           Defined Terms.  In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Code” means the Uniform Commercial Code, as enacted in the State of California, as amended or superseded from time to time after the date of this Agreement.

“Collateral” means all of each Grantor’s right, title and interest in and to all of each such Grantor’s personal property and assets, tangible and intangible, now existing or hereafter acquired or arising, and wherever located, including:

(i)            all of such Grantor’s accounts, chattel paper, deposit accounts, documents, equipment, fixtures, instruments, inventory, investment property, general intangibles, goods, and letter-of-credit rights;

(ii)           all of such Grantor’s right, title and interest in and to the commercial tort claims listed, or required to be listed, in Exhibit 5.7 to this Agreement;

(iii)          without limiting the description of the property or any rights or interests in the property described above in this definition of Collateral, all of such Grantor’s right, title and interest in and to (a) all of such Grantor’s money, cash, and other funds; (b) all attachments, accessions, parts and appurtenances to, all substitutions for, and all replacements of any and all of such Grantor’s equipment, fixtures and other goods; (c) all of such Grantor’s agreements, as-extracted collateral, tangible chattel paper, electronic chattel paper, health-care-insurance receivables, leases, lease contracts, lease agreements, payment intangibles, proceeds of letters of credit, promissory notes, records and software; and (d) all of such Grantor’s franchises, customer lists, insurance refunds, insurance refund claims, tax refunds, tax refund claims, pension plan refunds, pension plan reversions, (i) patents and patent applications, (ii) service marks, service mark applications, trademarks, trademark applications and trade names and all good will associated with any of the foregoing, (iii) trade secrets, (iv) copyrights and copyright applications and (v) licenses of all rights or property interests in any of the foregoing;

(iv)          all supporting obligations;

(v)           all of the products and proceeds of all of the foregoing described property and interests in property, including cash proceeds and noncash proceeds, and including proceeds of any insurance, whether in the form of original collateral or any of the property or rights or interests in property described above in this definition of Collateral; and

(vi)          all of the foregoing, whether now owned or existing or hereafter acquired or arising, or in which such Grantor now has or hereafter acquires any right, title or interest;

provided, however, that the Collateral shall not include any Excluded Property.

“Excluded Property” means collectively,

(i)            any equipment, fixture, inventory or other goods of such Grantor which is subject to a Permitted Lien, but solely to the extent that the documents evidencing such Permitted Lien explicitly prohibit the grant of a security interest in or Lien on such property or asset; provided, however, that at such time as such property or asset is no longer subject to such Lien or such prohibition, such property or asset shall (without any act or delivery by any Person) constitute Collateral hereunder;

(ii)           any rights of such Grantor under any General Intangible existing prior to the Closing Date (other than with respect to any Account, payment intangible, Chattel Paper or promissory note related thereto or as may otherwise be provided under applicable law) (the “Affected Collateral”) if and solely to the extent the creation by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Affected Collateral (A) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Affected Collateral and such prohibition is not otherwise ineffective as a matter of law (such as pursuant Section 9-406(f), 9-407(a) or 9-408(a) of the Code), (B) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (C) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and is not otherwise ineffective as a matter of law (such as pursuant Section 9-406(f), 9-407(a) or 9-408(a) of the Code) and such consent has not been obtained (provided, that in any event any account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Property to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 9-406 of the Code); provided, however, that, notwithstanding the foregoing, at such time as such Affected Collateral is no longer subject to such prohibition, such right of termination or such consent requirement, as the case may be, such Affected Collateral shall (without any act or delivery by any Person) constitute Collateral hereunder;

(iii)          34% of each class of the issued and outstanding voting Capital Stock of any Foreign Subsidiary owned by any Grantor, if and solely to the extent that the grant of a Lien herein in the Capital Stock of such Foreign Subsidiary would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code, which investment would trigger any increase in the gross income of a United States shareholder of such Grantor pursuant to Section 951 (or a successor provision) of the Internal Revenue Code (it being understood and agreed that the remaining 66% of each class of the issued and outstanding voting Capital Stock of each such Foreign Subsidiary and all non-voting

Capital Stock of each such Foreign Subsidiary shall constitute Collateral hereunder owned by any Grantor;

(iv)          any (A) of the Capital Stock of Westaff Australia and (B) “Junior Debt,” as such term is defined in the Australian Subordination Agreement, in each case, only for so long as the Australian Subordination Deed remains in effect and prohibits any Grantor from (x) pledging any of the Capital Stock of Westaff Australia and (y) granting a security interest in such Junior Debt; and

(v)           any Permit now or hereafter acquired or held by any Grantor, together with all amendments, modifications, extensions, renewals and replacements of any thereof) solely to the extent the granting of a security interest therein in favor of Agent would be prohibited by applicable law and such prohibition is not otherwise ineffective as a matter of law; provided, however, that at such time as such Permit is no longer subject to such prohibition, such Permit shall (without any act or delivery by any Person) constitute Collateral hereunder.

“Government Contracts” means each of the contracts entered into by Borrower with Government Authorities, as such contracts may be amended, restated, replaced, extended or reaffirmed from time to time, which Government Contracts as of the Closing Date are identified on Schedule 9.29 of the Financing Agreement.

“Permit” means any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any Person acting on behalf of a Government Authority).

“Surety Account” means that certain U.S. Bank National Association Account no. 98554000 which has been pledged by Borrower to the Washington State Department of Labor and Industries as security for providing workers’ compensation benefits and assessments in the event of default by the self insurer.

1.3           Other Definitional Provisions; Construction.  Unless otherwise specified,

(i)            As used in this Agreement, accounting terms relating to Borrower not defined in this Agreement have the respective meanings given to them in accordance with GAAP.

(ii)           The definition of any document, instrument or agreement includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof.  All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.

(iii)          “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by Borrower is to be taken promptly, unless the context clearly indicates the contrary.

(iv)          All of the uncapitalized terms contained in this Agreement which are now or hereafter defined under the Code will, unless the context indicates otherwise, have the meanings provided for now or hereafter in the Code.

2.             GRANT OF SECURITY INTEREST; SET-OFF AND RELATED MATTERS.

2.1           Security Interest.  As security for the full, prompt and complete payment and performance by each Grantor of its respective obligations under the Financing Agreement and the other Loan Documents, including, without limitation, the Obligations (as such term is defined in the Financing Agreement) of Borrower and the joint and several Liabilities (as such term is defined in the applicable Affiliate Guaranty Agreements) of Parent Guarantor, Westaff Support and MediaWorld (collectively, for purposes of this Agreement, the “Obligations”), each Guarantor hereby grants to, and creates in favor of, Agent, for the benefit of the Secured Parties, a continuing security interest in, and Lien on, all of the Collateral.

2.2           Government Contracts.  In addition to, and without limiting any of the foregoing, in order to support the payment and performance of the Obligations, and until the Revolving Credit Commitment Termination Date, each Grantor hereby absolutely assigns, sells and transfers to Agent, for benefit of the Secured Parties, all claims and moneys due or to become due under the Government Contracts, and agrees that all payments due or to become due under the Government Contracts shall be made to and at the direction of Agent.

2.3           Set-Off.  All cash, moneys, investment property and other properties of any Grantor and the proceeds thereof now or hereafter held or received by Agent from or for the account of any Grantor, including any and all deposits (general or special), account balances and credits of any Grantor with any Secured Party at any time existing, (i) are part of the Collateral, (ii) will be held as security for the Obligations, and (iii) may be set-off and applied against any or all Obligations at any time following the occurrence and during the continuance of any Event of Default, and after the occurrence of and during the continuance of an Event of Default, Agent has the right at any time to refuse to allow withdrawals from any account of any Grantor.  At any time following the occurrence and during the continuance of any Event of Default, each Grantor authorizes each Secured Party and its and their respective Affiliates to pay or to deliver to Agent any deposits or other sums credited by, or due from, such Affiliates to any Grantor for application against any or all Obligations, all without further notice to Grantors (such notice being expressly waived) and without any necessity on Agent’s part to resort to other security or sources of reimbursement for the Obligations.  The rights given to Agent and the Secured Parties hereunder are cumulative with Agent’s and the Secured Parties’ other rights and remedies, including other rights of setoff.  Agent will promptly notify Borrower of Agent’s receipt of such funds for application against the Obligations, but Agent’s failure to do so will not affect the validity or enforceability thereof.

3.             PERFECTION OF AGENT’S SECURITY INTEREST; DUTY OF CARE.

3.1           Required Grantor Actions.  Until the termination of this Agreement, each Grantor shall perform any and all steps and take all actions reasonably requested by Agent from time to time to perfect, maintain, protect, and enforce Agent’s security interest in, and Lien on, the Collateral, including (i) executing and delivering all appropriate documents and instruments as

Agent may determine are necessary or reasonably desirable to perfect, preserve, or enforce Agent’s interest in the Collateral, all in form and substance satisfactory to Agent, (ii) delivering to Agent any warehouse receipts or other documents of title covering that portion of the Collateral which may be located in warehouses and in respect of which warehouse receipts are issued, (iii) upon the occurrence and the continuance of any Event of Default, transferring inventory to warehouses approved by Agent, (iv) placing notations on such Grantor’s books of account to disclose Agent’s security interest and Lien therein, and (v) taking such other steps and actions as deemed necessary or reasonably desirable by Agent to perfect and enforce Agent’s security interest in, and Lien on, and other rights and interests in, the Collateral.

3.2           Financing Statements; Notices.  Each Grantor hereby irrevocably authorizes Agent at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Grantor, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by Part 5 of Article 9 of the Uniform Commercial Code as enacted in any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor.  Each Grantor hereby irrevocably authorizes Agent at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming such Grantor as debtor and Agent as secured party.  Each Grantor agrees to furnish any such information to Agent promptly upon request.  At Agent’s request, each Grantor will execute notices appropriate under any applicable requirements of law that Agent deems desirable to evidence, perfect, or protect its security interest in and other Liens on the Collateral in such form(s) as are satisfactory to Agent.  Each Grantor, jointly and severally, agrees to pay the cost of filing all financing statements and other notices in all public offices where filing is deemed by Agent to be necessary or desirable to perfect, protect or enforce the security interest and Lien granted to Agent hereunder.  A carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  Agent is hereby authorized to give notice to any creditor, landlord or any other Person as may be necessary or desirable under applicable laws to evidence, protect, perfect, or enforce the security interest and Lien granted to Agent in the Collateral.

3.3           Bailees; Consignees; Warehousemen.  If any Collateral having a value in excess of $100,000 individually or $250,000 in the aggregate is in the possession or control of any warehouseman or any of any Grantor’s consignees, agents, processors, customers or other bailees, upon the request of Agent the applicable Grantor shall notify such warehousemen, consignee, agents, processors, customers or other bailees of Agent’s security interest and Lien therein, and upon Agent’s request, such Grantor shall use commercially reasonable efforts to obtain a bailee letter agreement and financing statements acceptable to Agent from such warehousemen, consignees, agents, processors, customers or other bailees, pursuant to which each such warehousemen, consignee, agent, processor, customer or other bailee acknowledges in an authenticated record that such Person is holding the Collateral for Agent’s benefit, and such documentation from any secured creditor or lessor of such Person as Agent may request.

3.4           Impositions; Protection of Agent’s Interests.  To protect, perfect, or enforce, from time to time, Agent’s rights or interests in the Collateral, Agent may, in its discretion (but without any obligation to do so), (i) discharge any Liens (other than Permitted Liens so long as no Event of Default has occurred and is continuing) at any time levied or placed on the Collateral, (ii) pay any insurance to the extent any Grantor has failed to timely pay the same, (iii) if determined by the Agent, in its reasonable judgment, to be necessary to protect the Collateral, maintain guards where any Collateral is located if an Event of Default has occurred and is continuing, and (iv) obtain any record from any service bureau and pay such service bureau the cost thereof.  All costs and expenses incurred by Agent in exercising its discretion under this Section 3.4 will be part of the Obligations, payable on Agent’s demand and secured by the Loan Collateral.

3.5           Agent’s Duty of Care.  Agent shall have no duty of care with respect to the Collateral except that Agent shall exercise reasonable care with respect to the Collateral in Agent’s custody.  Agent shall be deemed to have exercised reasonable care if (i) such property is accorded treatment substantially equal to that which Agent accords its own property or (ii) Agent takes such action with respect to the Collateral as the applicable Grantor shall reasonably request in writing.  Agent will not be deemed to have, and nothing in this Section 3.5 may be construed to deem that Agent has, failed to exercise reasonable care in the custody or preservation of Collateral in its possession merely because either (a) Agent failed to comply with any request of any Grantor or (b) Agent failed to take steps to preserve rights against any Persons in such property.  Each Grantor agrees that Agent has no obligation to take steps to preserve rights against any prior parties.

3.6           Verification.  Except as may otherwise be provided by the Financing Agreement, after the occurrence and during the continuance of any Event of Default, Agent, in its own name or in the name of others, may periodically communicate with each Grantor’s account debtors, customers and other obligors to verify with them, to Agent’s satisfaction, the existence, amount and terms of any sums owed by such account debtors, customers or other obligors to each Grantor and the nature of any such account debtor’s, customer’s or other obligor’s relationship with such Grantor.

3.7           [Reserved].

3.8           Control Agreement.  With respect to any of the Collateral for which control of such Collateral is a method of perfection under the Uniform Commercial Code as enacted in any jurisdiction, including all of each Grantor’s right, title and interest in deposit accounts, investment property, electronic chattel paper and letter-of-credit rights, and without limiting the obligations of each Grantor under the provisions of Sections 3.9, 3.10, and 3.11 below, each Grantor shall, on Agent’s reasonable request, cause to be executed by each Person that Agent determines is appropriate, a control agreement in a form reasonably acceptable to Agent; provided that, the Grantors are not required to obtain such a control agreement for such Collateral in deposit, investment or securities accounts which do not have a balance in excess of $25,000 (or $750,000 with respect to the Surety Account), and provided further, that at no time shall the aggregate balances (other than amounts deposited in the Surety Account up to $750,000) for all Grantors in such deposit, investment or securities accounts exceed $250,000 in the aggregate.

3.9           Promissory Notes and Tangible Chattel Paper.  If any Grantor shall at any time hold or acquire any promissory notes or tangible chattel paper evidencing obligations owing to such Grantor in excess of $100,000 (individually or as part of a related series of transactions) that is not Excluded Property, such Grantor shall forthwith endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify.

3.10         Electronic Chattel Paper and Transferable Records.  If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in § 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify Agent thereof and, at the request and option of Agent, shall take such action as Agent may reasonably request to vest in Agent control, under § 9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, § 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

3.11         Letter-of-Credit Rights.  If any Grantor is at any time now or hereafter a beneficiary under a letter of credit having a face amount in excess of $100,000, such Grantor shall promptly notify Agent thereof and, at the request and option of Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to Agent, either, at the option of Agent, (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to Agent of the proceeds of the letter of credit or (ii) arrange for Agent to become the beneficiary of the letter of credit.

3.12         Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a commercial tort claim for an asserted amount in excess of $100,000, such Grantor shall promptly notify Agent in a writing signed by such Grantor of the particulars thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

4.             POWER OF ATTORNEY.

4.1           Grant of Power.  Each Grantor does hereby severally make, constitute and appoint Agent (or any officer or agent of Agent) as such Grantor’s true and lawful attorney-in-fact, with full power of substitution, in the name of such Grantor or in the name of Agent or otherwise, for the use and benefit of Agent, but at the joint and several cost and expense of Grantors, (i) to endorse the name of such Grantor on any instruments, notes, checks, drafts, money orders, or other media of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into the possession of Agent or any Affiliate of Agent in full or part payment of any of the Obligations; (ii) upon the occurrence and during the continuance of any Event of Default, to sign and indorse the name of such Grantor on any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with any Collateral, and any instrument or document relating thereto or to any of such Grantor’s rights therein; (iii) to file financing statements pursuant to the Code and other notices appropriate under applicable law as

Agent deems necessary to perfect, preserve, and protect Agent’s rights and interests under this Agreement; (iv) after an Event of Default has occurred and is continuing, to obtain the insurance referred to in Section 10.14 of the Financing Agreement and indorse any drafts and cancel any insurance so obtained by Agent; (v) after an Event of Default has occurred and is continuing, to give written notice to the United States Post Office to effect change(s) of address so that all mail addressed to such Grantor may be delivered directly to Agent; and (vi) to do any and all things necessary or desirable to perfect Agent’s security interest in, and Lien on, and other rights and interests in, the Collateral, to preserve and protect the Collateral and to otherwise carry out this Agreement.

4.2           Duration; Ratification of Acts.  This power of attorney, being coupled with an interest, will be irrevocable for the term of this Agreement and all transactions under this Agreement and thereafter until the Obligations have been Paid in Full.  Each Grantor jointly and severally ratifies and approves all acts of such attorney, and neither Agent nor its attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law, other than as results from such Person’s own gross negligence or willful misconduct.  Each Grantor shall will execute and deliver promptly to Agent all instruments necessary or desirable, as determined in Agent’s discretion, to further Agent’s exercise of the rights and powers granted it in this Section 4.

5.             WARRANTIES AND REPRESENTATIONS.  To induce Agent and the Lenders to make the Loans and other extensions of credit pursuant to the Loan Documents, each Grantor severally represents to Agent that the following statements are, and will continue throughout the term of this Agreement to be, true:

5.1           Jurisdiction of Organization; Places of Business, etc.  Such Grantor’s (i) jurisdiction of organization is the jurisdiction identified on Exhibit 5.1, (ii) exact legal name is as set forth in the first paragraph of this Agreement (as may be updated from time to time as provided in Section 6.2), (iii) chief executive office and principal place of business are set forth on Exhibit 5.1 (as may be updated from time to time as provided in Section 6.2), (iv) offices or locations where such Grantor keeps the Collateral (except for inventory in transit) or conducts any of its business are listed on Exhibit 5.1 (as may be updated from time to time as provided in Section 6.2), (v) federal tax identification number is identified on Exhibit 5.1, and (vii) organizational identification number in its jurisdiction of organization is identified on Exhibit 5.1.

5.2           Prior Locations Of Collateral.  Except for inventory in transit, none of the inventory or equipment constituting part of the Collateral has been at, or has been removed from, any location as of the date of this Agreement other than those locations set forth on Exhibit 5.1.

5.3           Names.  All trade names, assumed names, fictitious names and other names used by such Grantor during the 5 year period preceding the date of this Agreement are set forth on Exhibit 5.3, and such Grantor has not, during the preceding 5 year period, except as may be set forth on Exhibit 5.3, acquired any of its assets in any bulk transfer.

5.4           Investment Property.  Exhibit 5.4 lists all of such Grantor’s rights, title or interests in, or with respect to, any investment property as of the Closing Date.

5.5           Letter-of-Credit Rights.  Exhibit 5.5 lists all of such Grantor’s rights, title or interests in, or with respect to, any letters of credit as of the Closing Date.

5.6           Electronic Chattel Paper.  Exhibit 5.6 lists all of such Grantor’s rights, title or interests in, or with respect to, any electronic chattel paper as of the Closing Date.

5.7           Commercial Tort Claims.  Exhibit 5.7 lists all of such Grantor’s rights, titles or interests in, or with respect to, any commercial tort claims as of the Closing Date.

5.8           Instruments.  Exhibit 5.8 lists all of such Grantor’s rights, titles or interests in, or with respect to, any instruments, including promissory notes having and outstanding or committed principal amount in excess of $100,000, as of the Closing Date.

5.9           State of Title.  Such Grantor has good and marketable title to, and ownership of, all the Collateral not owned by the other Grantors, free and clear of all Liens except to the extent, if any, of the Permitted Liens.

6.             COLLATERAL COVENANTS.  Until the Obligations are fully paid, performed and satisfied and this Agreement is terminated, each Grantor shall:

6.1           Claims Against Collateral.  Maintain the Collateral, as the same is constituted from time to time, free and clear of all Liens, except to the extent, if any, of the Permitted Liens, and defend or cause to be defended the Collateral against all of the claims and demands of all Persons whomsoever (except to the extent, if any, of the Permitted Liens).

6.2           Notice of Change in Place of Business; Names, etc.  (i) Give Agent at least 30 Business Days advance notice in writing of any change in Borrower’s (a) chief executive office or (b) exact legal name as set forth in the first paragraph of this Agreement, and (ii) not, without the prior written consent of Agent, change Borrower’s jurisdiction of organization.

6.3           [Reserved].

6.4           Notice of Adverse Information.  Promptly notify Agent in writing of any Lien or claim known to the Borrower which could reasonably be expected to materially and adversely affect the value of any material portion of the Collateral or the rights of Agent with respect thereto.

6.5           Equipment.  Maintain the equipment in good operating condition and repair in accordance with the Grantors’ standard business practice, ordinary wear and tear excepted.

6.6           [Reserved].

6.7           Insurance.  Insure the Collateral in accordance with the terms of the Financing Agreement.

6.8           Removal of Collateral.  Not remove any of the Collateral (except for inventory in transit) with a value in excess of $100,000 at any one location or $250,000 in the aggregate, in each case during any Fiscal Year, from the locations set forth in Exhibit 5.1 of this Agreement or keep any of such Collateral (except for inventory in transit) at any other office or location without providing Agent with an updated Exhibit 5.1 within 30 days thereof.

6.9           No Liens.  Not create or permit to be created or to exist any Lien on any of the Collateral except to the extent, if any, of the Permitted Liens.

7.             TERM.  Subject to Section 11.6 below, this Agreement will terminate on the later to occur of (i) the Payment in Full of the Obligations or (ii) the termination of the Financing Agreement.

8.             AGENT’S RIGHTS AND REMEDIES.

8.1           Remedies.  (i)  On the occurrence and during the continuance of an Event of Default and after the lapse of any applicable period of cure provided in Section 11.2 of the Financing Agreement, Agent may immediately, at any time, while such Event of Default is continuing, take any one or more of the following actions, without notice, demand or legal process of any kind (except as may be required by law), all of which each Grantor waives to the fullest extent permitted by law:

(a)           proceed to enforce payment of the Obligations and to exercise all of the rights and remedies afforded to Agent by the Uniform Commercial Code as enacted in any jurisdiction, under the terms of the Loan Documents and by law and in equity provided, including those set forth below in this Section 8.1;

(b)           take possession of the Collateral and maintain such possession on any Grantor’s premises at no cost to Agent, or remove the Collateral, or any part thereof, to such other place(s) as Agent may desire;

(c)           enter on any premises on which the Collateral, or any part or records thereof, may be situated and remove the same therefrom, for which action no Grantor shall assert against Agent any claim for trespass, breach of the peace or similar claim and no Grantor shall not hinder Agent’s efforts to effect such removal;

(d)           require Grantors, at their joint and several cost, to assemble the Collateral and make it available at a place designated by Agent;

(e)           collect, compromise, take, sell or otherwise deal with the Collateral and proceeds thereof in its own name or in the name of any Grantor, including (1) bringing suit on any one or more of the accounts, chattel paper, instruments, documents, leases or other agreements (collectively, “Contracts”) in the name of any Grantor or Agent, and exercise all such other rights respecting the Contracts, in the name of any Grantor or Agent, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any Contract and issue credits in the name of any Grantor or Agent, and including proceeding against any collateral or security provided in respect of any Contract and (2) bringing suit on any one or more of the general intangibles, in the name of any Grantor or Agent, and exercise all such other rights respecting the general intangibles, including the right to accelerate or extend the time of payment, settle, release in whole or in part any amounts owing on any general intangible and issue credits in the name of any Grantor or Agent, and including proceeding against any collateral or security provided in respect of any general intangible;

(f)            sell part or all of the Collateral at public or private sale(s), for cash, upon credit or otherwise, at such prices and upon such terms as Agent deems advisable, at Agent’s discretion, and Agent may, if Agent deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale, and without being obligated to make any sale of the Collateral regardless of notice of sale having been given;

(g)           to the extent Agent has not so acted or is currently so acting pursuant to the other terms of this Agreement, notify any Grantor’s customers, account debtors and any other Persons (1) obligated on the Collateral to make payment or otherwise render performance to or for the benefit of Agent and (2) that, without limiting the generality of clause (1), the Contracts and general intangibles have been assigned to Agent and that payments should be made directly to Agent;

(h)           require any Grantor, using such form as Agent may approve, to notify such Grantor’s customers, account debtors and any other Persons, and to indicate on all of any such Grantor’s correspondence to such customers, account debtors and other Persons, that the Contracts and general intangibles must be paid to Agent directly;

(i)            sign any indorsements, assignments or other writings of conveyance or transfer in connection with any disposition of the Collateral;

(j)            sell, assign, transfer or otherwise dispose of all or any part of the Collateral in any manner permitted by law and do any other thing and exercise any other right or remedy which Agent may, with or without judicial process, do or exercise under applicable law, and in any such sale Agent may sell, assign, transfer or otherwise dispose of all or any part of the Collateral without giving any warranties and Agent may specifically disclaim any warranties of title and the like;

(k)           apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by Agent to enforce its rights and remedies under this Agreement and, as applicable, the other Loan Documents in order to manage, protect, preserve, and sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of any Grantor, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations until a sale or other disposition of such Collateral is finally made and consummated;

(l)            enforce the obligations of an account debtor or other Person obligated on collateral and exercise the rights of the debtor with respect to the obligation of the account debtor or other Person obligated on collateral to make payment or otherwise render performance to any Grantor, and with respect to any property that secures the obligations of the account debtor or other Person obligated on collateral, in any case directly or through collection agencies or other collection specialists; and

(m)          without limiting the provisions of Section 2.3 above, apply (or instruct another Person to apply) to the Obligations the balance of any deposit account that is part of the Collateral.

(ii)           Each Grantor acknowledges that portions of the Collateral could be difficult to preserve and dispose of and be further subject to complex maintenance and management.  Accordingly, Agent, in exercising its rights under this Section 8.1, shall have the widest possible latitude to preserve and protect the Collateral and Agent’s security interest in and Lien thereon.  Moreover, each Grantor acknowledges and agrees that Agent shall have no obligation to, and each Grantor hereby waives to the fullest extent permitted by law any right that it may have to require Agent to (a) clean up or otherwise prepare any of the Collateral for sale, (b) pursue any Person to collect any of the Obligations or (c) exercise collection remedies against any Persons obligated on the Collateral.  Agent’s compliance with applicable local, state or federal law requirements, in addition to those imposed by the Uniform Commercial Code as enacted in any jurisdiction, in connection with a disposition of any or all of the Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Collateral under the Uniform Commercial Code as enacted in any jurisdiction.

8.2           Notice of Disposition; Allocations.  If any notice is required by law to effectuate any sale or other disposition of the Collateral, (i) Agent will give the applicable Grantor(s) written notice of the time and place of any public sale or of the time after which any private sale or other intended disposition thereof will be made, and at any such public or private sale, Agent may purchase all or any of the Collateral; and (ii) Agent and each Grantor agree that such notice will not be unreasonable as to time if given in compliance with this Agreement ten days prior to any sale or other disposition.  The proceeds of the sale will be applied first to all costs and expenses of such sale including Attorneys’ Fees and other costs and expenses, and second to the payment of all Obligations in the manner and order determined by Agent in its discretion.  Each Grantor shall remain jointly and severally liable to Agent and the Lenders for any deficiency.  Unless otherwise directed by law, Agent will return any excess to Borrower.

8.3           Payment of Expenses.  Grantors shall, jointly and severally, pay to Agent, on its demand, all costs and expenses, including court costs, Attorneys’ Fees and costs of sale, incurred by Agent in exercising any of its rights or remedies hereunder, all of which constitute part of the Obligations and are secured by the Loan Collateral.

9.             INDEMNIFICATION.  In consideration of the execution and delivery of the Financing Agreement and the making of any Loan to Borrower, each Grantor agrees, jointly and severally, to indemnify and hold Agent and each other Secured Party and each of Agent’s and such other Secured Party’s directors, Affiliates and agents (for the purposes of this Section 9 each is an “Indemnified Party”) harmless from and against any and all claims, losses, obligations and liabilities arising out of or resulting from any or all of (i) this Agreement and (ii) the transactions contemplated by this Agreement (including enforcement of this Agreement), except for claims, losses or liabilities to the extent resulting from an Indemnified Party’s gross negligence or willful misconduct.  The indemnification provided for in this Section 9 is in addition to, and not in limitation of, any other indemnification or insurance provided by any Grantor to Agent or any other Secured Party.

10.           NOTICE.  Any notice, certificate, request, notification and other communication required, permitted or contemplated hereunder must be in writing and given in accordance with the Financing Agreement.

11.           GENERAL.

11.1         Severability.  If any term of this Agreement is found invalid under California law or other laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.

11.2         GOVERNING LAW.  THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT LOS ANGELES, CALIFORNIA.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO CALIFORNIA CONFLICTS OF LAW PRINCIPLES).

11.3         WAIVER OF JURISDICTION.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, EACH GRANTOR AND AGENT AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE AND WITHOUT LIMITATION ON THE ABILITY OF AGENT, ITS SUCCESSORS AND ASSIGNS, TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO THE REPAYMENT AND COLLECTION OF THE OBLIGATIONS AND THE EXERCISE OF ALL OF AGENT’S RIGHTS AGAINST ANY GRANTOR WITH RESPECT THERETO AND ANY SECURITY OR PROPERTY OF ANY GRANTOR, INCLUDING DISPOSITIONS OF THE COLLATERAL, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT LOS ANGELES, CALIFORNIA.  AGENT AND EACH GRANTOR CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT LOS ANGELES, CALIFORNIA HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO ANY GRANTOR OR AGENT AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THE FINANCING AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF CALIFORNIA.  EACH GRANTOR WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

11.4         Survival and Continuation of Representations and Warranties.  All of each Grantor’s representations and warranties contained in this Agreement shall (i) survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto and (ii) shall be brought down from time to time as provided in the Financing Agreement and any certificate delivered pursuant to the last sentence of Section 8.9 thereof.

11.5         Agent’s Additional Rights Regarding Collateral.  All of the Obligations shall constitute one obligation secured by all of the Collateral.  In addition to Agent’s other rights and remedies under the Loan Documents, Agent may, in its discretion exercised in good faith, following the occurrence and during the continuance of any Event of Default:  (i) exchange, enforce, waive or release any of the Collateral or portion thereof, (ii) apply the proceeds of the Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition), as Agent may, from time to time, in each instance determine, and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

11.6         Application of Payments; Revival of Obligations.  Agent shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations.  To the extent any Grantor makes a payment or payments to Agent or Agent receives any payment or proceeds of the Collateral or any other security for any Grantor’s benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment(s) or proceeds had not been received by Agent.

11.7         Additional Waivers by Grantors.  Each Grantor waives presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which such Grantor might otherwise be entitled.  No Grantor shall assert any claim against Agent or any other Secured Party on any theory of liability for consequential, special, indirect or punitive damages.

11.8         Equitable Relief.  Each Grantor recognizes that, in the event any Grantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Agent; therefore, each Grantor agrees that Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.9         Entire Agreement; Counterparts; Fax Signatures.  This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to subject matter of this Agreement and supersede all previous understandings, written or oral, in respect thereof.  Any request from time to time by any Grantor for Agent’s consent under any provision in the Loan Documents must be in writing, and any consent to be provided by Agent under the Loan Documents from time to time must be in writing in order to be binding on Agent; however, Agent will have no obligation to provide any consent requested by any Grantor, and Agent may, for any reason in its discretion exercised in good faith, elect to withhold the requested consent.  Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  Any documents delivered by, or on behalf of, any Grantor by fax transmission (i) may be relied on by Agent as if the document were a manually signed original and (ii) will be binding on such Grantor for all purposes of the Loan Documents.

11.10       Headings.  Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.

11.11       Cumulative Remedies.  The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law.  Exercise of one or more remedy(ies) by Agent does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy.

11.12       Waivers and Amendments in Writing.  Failure by Agent to exercise any right, remedy or option under this Agreement or in any Loan Documents or delay by Agent in exercising the same shall not operate as a waiver by Agent of its right to exercise any such right, remedy or option.  No waiver by Agent shall be effective unless it is in writing and then only to the extent specifically stated.  This Agreement may only be amended, modified, supplemented or restated in a writing signed by Agent and each Grantor affected thereby and may not be amended, modified, supplanted or otherwise changed orally.

11.13       Recourse to Directors or Officers.  The obligations of each party under this Agreement are solely the corporate obligations of each party.  No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, or director of each party.

11.14       Assignment.  Agent shall have the right to assign this Agreement and the other Loan Documents in accordance with Section 14.1 of the Financing Agreement.  No Grantor may assign, transfer or otherwise dispose of any of its rights or obligations hereunder, by operation of law or otherwise, and any such assignment, transfer or other disposition without Agent’s written consent (with the consent of the Lenders as specified in Section 14.2 of the Financing Agreement) shall be void.  All of the rights, privileges, remedies and options given to any Secured Party under the Loan Documents shall inure to the benefit of the successors and assigns of the applicable Secured Party, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of each Grantor and each Secured Party, respectively.

11.15       Agent.  As among the Secured Parties, (a) Agent shall hold all items of the Collateral at any time received under this Agreement in accordance with the terms of this Agreement and the Financing Agreement and (b) by accepting the benefits of this Agreement, each Secured Party acknowledges and agrees that (1) the obligations of Agent as holder of the Collateral and any interests therein and with respect to any disposition of any of the Collateral or any interests therein are only those obligations expressly set forth in this Agreement and the Financing Agreement and (2) this Agreement may be enforced only by the action of Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement, it being understood and agreed that such rights and remedies may be exercised by

Agent, for the benefit of the Secured Parties, upon the terms of this Agreement and the Financing Agreement.

11.16       Conflict.  If there is any conflict, ambiguity, or inconsistency, in Agent’s judgment, between the terms of this Agreement and any of the other Loan Documents, then the applicable terms and provisions, in Agent’s judgment, providing Agent with greater rights, remedies, powers, privileges, or benefits will control.

11.17       WAIVER OF JURY TRIAL.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT TO ENTER INTO THIS AGREEMENT AND FOR TE LENDERS AND THE OTHER SECURED PARTIES TO EXTEND CREDIT TO BORROWER, EACH GRANTOR AND AGENT EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN AGENT AND GRANTORS.

11.18       Incorporation of Judicial Reference Provisions.  The judicial reference provisions set forth in Section 15.15 of the Financing Agreement are hereby incorporated into this Agreement by reference (provided that for purposes of this Section 11.18, each reference to “Borrower” therein shall be deemed to refer to Grantors, individually and collectively, hereunder) .

IN WITNESS WHEREOF, this Agreement has been duly executed by each Grantor as of the date first set forth above in the preamble to this Agreement.

WESTAFF (USA), INC., a California corporation

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief Financial Officer

WESTAFF, INC., a Delaware corporation

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief Financial Officer

WESTAFF SUPPORT, INC., a California corporation

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief Financial Officer

MEDIAWORLD INTERNATIONAL, a California corporation

By:	/s/ Dawn M. Jaffray
Dawn M. Jaffray
Senior Vice President and Chief Financial Officer

Accepted at Los Angeles, California as of the date
first set forth above in the preamble to this Agreement.

February 14, 2008

U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:	/s/ Susan V. Freed
Susan V. Freed
Vice President